Exhibit 5.3

CONSENT OF KATE KITCHEN

The undersigned hereby consents to the use of the technical report entitled “NI 43-101 Technical Report Prefeasibility Study for the Soto Norte Project, Santander, Colombia” with an effective date of August 18, 2025, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments or exhibits thereto.

/s/ Kate Kitchen
Name: Kate Kitchen, MAIG

Date: July 30, 2026